Exhibit 10.122
CHANGE OF CONTROL
SEVERANCE AGREEMENT

TABLE OF CONTENTS

1. Purpose	104
2. Your Agreement	104
3. Events That Trigger Severance Benefits	104
a. Termination After a Change in Control	104
b. Termination After a Potential Change in Control	104
c. Successor Fails to Assume This Agreement	104
4. Events That Do Not Trigger Severance Benefits	104
5. Termination Procedures	105
6. Severance Benefits	105
a. In General	105
b. Lump-Sum Payment in Lieu of Future Compensation	105
c. Incentive Compensation and Options	105
d. Group Insurance Benefit Continuation	105
7. Time for Payment	106
8. Payment Explanation	106
9. Relation to Other Severance Programs	106
10. Potential Limitations	106
a. Golden Parachute Limitation	106
b. Section 162(m) Limitation	107
11. Disability	107
12. Effect of Reemployment	107
13. Successors	107
a. Assumption Required	107
b. Heirs and Assigns	107
14. Amendments	107
15. Governing Law	108
16. Claims [ERISA requirement]	108
a. When Required; Attorneys’ Fees	108
b. Initial Claim	108
c. Claim Decision	108
d. Appeal of Denied Claims	108
e. Appeal Decision	109
f. Procedures	109
17. Limitation on Employee Rights	109
18. Validity	109
19. Counterparts	109
20. Giving Notice	109
a. To the Company	109
b. To You	109
21. Definitions	109
a. Agreement	109
b. Beneficial Owner	109
c. Board	110
d. Cause	110

e. Change in Control	110
(1) Acquisition of Controlling Interest	110
(2) Change in Board Control	110
(3) Merger Approved	110
(4) Sale of Assets	110
(5) Liquidation or Dissolution	111
(6) Private Transaction	111
f. Code	111
g. Company	111
h. Disability	111
i. Exchange Act	111
j. Good Reason	111
(1) Demotion	111
(2) Pay Cut	111
(3) Relocation	111
(4) Breach of Promise	112
(5) Discontinuance of Compensation Plan Participation	112
(6) Discontinuance of Benefits	112
(7) Improper Termination	112
(8) Notice of Prospective Action	112
k. Incentive Compensation	112
l. Management Action	113
m. Person	113
n. Potential Change in Control	113
(1) Agreement Signed	113
(2) Notice of Intent to Seek Change in Control	113
(3) Board Declaration	113
o. Severance Benefits	113
p. Term of this Agreement	113
(1) Expiration	113
(2) Change in Control	113

CHANGE OF CONTROL
SEVERANCE AGREEMENT
This Agreement between Michael J. Abram (“you”) and VERSAR, INC.(“Company”) has been entered into as of March 17, 2006. This Agreement promises you severance benefits if, following a Change of Control, you are terminated without Cause or resign for Good Reason during the Term of this Agreement. Capitalized terms are defined in the last section of this Agreement.
1. Purpose
The Company considers a sound and vital management team to be essential. Management personnel who become concerned about the possibility that the Company may undergo a Change in Control may terminate employment or become distracted. Accordingly, the Board has determined that appropriate steps should be taken to minimize the distraction executives may suffer from the possibility of a Change in Control. One step is to enter into this Agreement with you.
2. Your Agreement
If one or more Potential Changes in Control occur during the Term of this Agreement, you agree not to resign for at least six full calendar months after a Potential Change in Control occurs, except as follows: (a) you may resign after a Change in Control occurs; (b) you may resign if you are given Good Reason to do so; and (c) you may terminate employment on account of retirement on or after 65 or because you become unable to work due to serious illness or injury.
3. Events That Trigger Severance Benefits
a. Termination After a Change in Control
You will receive Severance Benefits under this Agreement if, during the Term of this Agreement and after a Change in Control has occurred, your employment is terminated by the Company without Cause (other than on account of your Disability or death) or you resign for Good Reason.
b. Termination After a Potential Change in Control
You also will receive Severance Benefits under this Agreement if, during the Term of this Agreement and after a Potential Change in Control has occurred but before a Change in Control actually occurs, your employment is terminated by the Company without Cause or you resign for Good Reason, but only if either: (i) you are terminated at the direction of a Person who has entered into an agreement with the Company that will result in a Change in Control; or (ii) the event constituting Good Reason occurs at the direction of such Person.
c. Successor Fails to Assume This Agreement
You also will receive Severance Benefits under this Agreement if, during the Term of this Agreement, a successor to the Company fails to assume this Agreement, as provided in Section 13(a).
4. Events That Do Not Trigger Severance Benefits
You will not be entitled to Severance Benefits if your employment ends because you are terminated for Cause or on account of Disability or because you resign without Good Reason, retire, or die. Except as provided in Section 3(c), you will not be entitled to

Severance Benefits while you remain protected by this Agreement and remain employed by the Company, its affiliates, or their successors.
5. Termination Procedures
If you are terminated by the Company after a Change in Control and during the Term of this Agreement, the Company shall provide you with 30 days’ advance written notice of your termination, unless you are being terminated for Cause. The notice will indicate why you are being terminated and will set forth in reasonable detail the facts and circumstances claimed to provide a basis for your termination. If you are being terminated for Cause, your notice of termination will include a copy of a resolution duly adopted by the affirmative vote of not less than 51 % of the entire membership of the Board (at a meeting of the Board called and held for the purpose of considering your termination (after reasonable notice to you and an opportunity for you and your counsel to be heard before the Board)) finding that, in the good faith opinion of the Board, Cause for your termination exists and specifying the basis for that opinion in detail. If you are purportedly terminated without the notice required by this Section, your termination shall not be effective.
6. Severance Benefits
a. In General
If you become entitled to Severance Benefits under this Agreement, you will receive all of the Severance Benefits described in this Section.
b. Lump-Sum Payment in Lieu of Future Compensation
In lieu of any further cash compensation for periods after your employment ends, you will be paid a cash lump sum equal to 2 times your annual base salary in effect when your employment ends or, if higher, in effect immediately before the Change in Control, Potential Change in Control, or Good Reason event for which you terminate employment. In addition, and without duplication, you will be paid a cash lump sum equal to 2 times the higher of the amounts paid to you (if any) under any existing bonus or incentive plans in the calendar year preceding the calendar year in which your employment ends or in the calendar year preceding the calendar year in which the Change in Control occurred (or in which the Potential Change in Control occurred, if benefits are payable under Section 3(b)hereof).
c. Incentive Compensation and Options
The Company will pay you a cash lump sum equal to any unpaid incentive compensation (that is not otherwise paid to you) that you have been allocated or awarded under any existing bonus or incentive plans for measuring periods completed before you became entitled to Severance Benefits under this Agreement. All unvested options to purchase Company common stock will immediately vest and remain exercisable for the longest period of time permitted under the applicable stock option plan.
d. Group Insurance Benefit Continuation
During the period that begins when you become entitled to Severance Benefits under this Agreement and ends on the last day of the 24th calendar month beginning thereafter, the Company shall provide, at no cost to you or your spouse or dependents, the life, disability, accident, and health and dental insurance benefits (or substantially similar benefits) it was providing to you and your spouse and dependents immediately before you became entitled to Severance Benefits under this Agreement (or immediately before a benefit reduction that constitutes Good Reason, if you terminate employment for that Good Reason). These benefits shall be treated as satisfying the Company’s COBRA obligations. After benefit continuation under this subsection ends, you and your spouse and dependents will be entitled to any remaining COBRA rights.
7. Time for Payment
You will be paid your cash Severance Benefits within five days after you become entitled to Severance Benefits under this Agreement (e.g., within five days following your termination of employment). If the amount you are due cannot be finally determined within that period, you will receive the minimum amount to which you are clearly entitled, as estimated in good faith by the Company. The Company will pay the balance you are due (together with interest at the rate provided in Internal Revenue Code Section 1274(b)(2)(B)) as soon as the amount can be determined, but in no event later than 30 days after you terminate employment. If your estimated payment exceeds the amount you are due, the excess will be a loan to you, which you must repay to the Company within five business days after demand by the Company (together with interest at the rate provided in Code Section 1274(b)(2)(B)).
8. Payment Explanation
When payments are made to you, the Company will provide you with a written statement explaining how your payments were calculated and the basis for the calculations. This statement will include any opinions or other advice the Company has received from auditors or consultants as to the calculation of your benefits. If your benefit is affected by the golden parachute limitation in Section 10, the Company will provide you with calculations relating to that limitation and any supporting materials you reasonably need to permit you to evaluate those calculations.
9. Relation to Other Severance Programs
Your Severance Benefits under this Agreement are in lieu of any severance or similar benefits that may be payable to you under any other employment agreement or other arrangement; to the extent any such benefits are paid to you, they shall be applied to reduce the amount due under this Agreement. This Agreement constitutes the entire agreement between you and the Company and its affiliates with respect to such benefits.
10. Potential Limitations
a. Golden Parachute Limitation
Your aggregate payments and benefits under this Agreement and all other contracts, arrangements, or programs shall not exceed the maximum amount that may be paid without triggering golden parachute penalties under Section 280G and related provisions of the Internal Revenue Code, as determined in good faith by the Company’s independent auditors. The preceding sentence shall not apply to the extent the shareholder approval requirements of Code Section 280G(b)(5) are satisfied. If your benefits must be reduced to avoid triggering such penalties, your benefits will be reduced in the priority order you designate or, if you fail promptly to designate an order, in the priority order designated by the Company. If an amount in excess of the limit set forth in this Section is paid to you, you must repay the excess amount to the Company on demand, with interest at the rate provided in Code Section 1274(b)(2)(B). You and the Company agree to cooperate with each other reasonably in connection with any administrative or judicial proceedings concerning the existence or amount of golden parachute penalties on payments or benefits you receive.
b. Section 162(m) Limitation
To the extent payments or benefits under this Agreement would not be deductible under Code Section 162(m) if made or provided when otherwise due under this Agreement, they shall be made or provided later, immediately after Section 162(m) ceases to preclude their deduction, with interest thereon at the rate provided in Code Section 1274(b)(2)(B).
11. Disability
Following a Change in Control, while you are absent from work as a result of physical or mental illness, the Company will continue to pay you your full salary and provide you all other compensation and benefits payable to you under the Company’s compensation or benefit plans, programs, or arrangements. These payments will stop if and when your employment is terminated by the Company for Disability or at the end of the Term of this Agreement, whichever is earlier. Severance Benefits under this Agreement are not payable if you are terminated on account of your Disability.
12. Effect of Reemployment
Your Severance Benefits will not be reduced by any other compensation you earn or could have earned from another source. .
13. Successors
a. Assumption Required
In addition to obligations imposed by law on a successor to the Company, during the Term of this Agreement the Company will require any successor to all or substantially all of the business or assets of the Company expressly to assume and to agree to perform this Agreement in the same manner and to the same extent that the Company was required to perform. If the Company fails to obtain such an assumption and agreement before the effective date of a succession, you will be entitled to Severance Benefits as if you were terminated by the Company without Cause on the effective date of that succession.
b. Heirs and Assigns
This Agreement will inure to the benefit of, and be enforceable by, your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If you die while any amount is still payable to you under this Agreement, that amount will be paid to the executor, personal representative, or administrator of your estate.
14. Amendments
This Agreement may be modified only by a written agreement executed by you and an authorized officer of the Company.

15. Governing Law
This Agreement creates a “top hat” employee benefit plan subject to the Employee Retirement Income Security Act of 1974, and it shall be interpreted, administered, and enforced in accordance with that law; the Company is the “plan administrator.” To the extent that state law is applicable, the statutes and common law of the State of Virginia(excluding its choice of laws statutes or common law) shall apply.
16. Claims [ERISA requirement]
a. When Required; Attorneys’ Fees
You do not need to present a formal claim to receive benefits payable under this Agreement. However, if you believe that your rights under this Agreement are being violated, you must file a formal claim with the Company in accordance with the procedures set forth in this Section. The Company will pay your reasonable attorneys’ fees and related costs in enforcing your rights under this Agreement.
b. Initial Claim
Your claim must be presented to the Company in writing. Within 30 days after receiving the claim, a claims official appointed by the Company will consider your claim and issue his or her determination thereon in writing. With your consent, the initial claim determination period can be extended further. If you can establish that the claims official failed to respond to your claim in a timely manner, you may treat the claim as having been denied by the claims official.
c. Claim Decision
If your claim is granted, the benefits or relief you are seeking will be provided. If your claim is wholly or partially denied, the claims official shall, within three days, provide you with written notice of the denial, setting forth, in a manner calculated to be understood by you: (i) the specific reason or reasons for the denial; (ii) specific references to the provisions on which the denial is based; (iii) a description of any additional material or information necessary for you to perfect your claim, together with an explanation of why the material or information is necessary; and (iv) an explanation of the procedures for appealing denied claims. If you establish that the claims official has failed to respond to your claim in a timely manner, you may treat the claim as having been denied by the claims official.
d. Appeal of Denied Claims
You may appeal the claims official’s denial of your claim in writing to an appeals official designated by the Company (which may be a person, committee, or other entity) for a full and fair appeal. You must appeal a denied claim within five days after your receipt of written notice denying your claim, or within 60 days after such written notice was due, if the written notice was not sent. In connection with the appeals proceeding, you (or your duly authorized representative) may review pertinent documents and may submit issues and comments in writing. You may only present evidence and theories during the appeal that you presented during the initial claims stage, except for information the claims official requested you to provide to perfect the claim. You will irrevocably waive any theories you do not in good faith pursue through the appeal stage, such as by failing to file a timely appeal request.
e. Appeal Decision
The decision by the appeals official will be made within 60 days after your appeal request, unless special circumstances require an extension of time, in which case the decision will be rendered as soon as possible, but not later than ten days after your appeal request, unless you agree to a greater extension of that deadline. The appeal decision will be in writing, set forth in a manner calculated to be understood by you; it will include specific reasons for the decision, as well as specific references to the pertinent provisions of this Agreement on which the decision is based. If you do not receive the appeal decision by the date it is due, you may deem your appeal to have been denied.
f. Procedures
The Company will adopt procedures by which initial claims and appeals will be considered and resolved; different procedures may be established for different claims. All procedures will be designed to afford you full and fair consideration of your claim.
17. Limitation on Employee Rights
This Agreement does not give you the right to be retained in the service of the Company.
18. Validity
The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.
19. Counterparts
This Agreement may be executed in several counterparts, each of which will be deemed an original, but all of which will constitute one and the same instrument.
20. Giving Notice
a. To the Company
All communications from you to the Company relating to this Agreement must be sent to the Company to its principal business office in Springfield, Virginia, in writing, by registered or certified mail, or delivered personally.
b. To You
All communications from the Company to you relating to this Agreement must be sent to you in writing, by registered or certified mail, or delivered personally, addressed as indicated at the end of this Agreement.
21. Definitions
a. Agreement
“Agreement” means this contract, as amended.
b. Beneficial Owner
“Beneficial Owner” has the meaning set “forth in Rule 13d-3 under the Exchange Act.

c. Board
“Board” means the Board of Directors of the Company.
d. Cause
“Cause” means any of the following:
(1)	you fail to carry out assigned duties after being given prior warning and an opportunity to remedy the failure,

(2)	you breach any material term of any employment agreement with the Company,

(3)	you engage in fraud, dishonesty, willful misconduct, gross negligence, or breach of fiduciary duty (including without limitation any failure to disclose a conflict of interest)in the performance of your duties for the Company, or

(4)	you are convicted of a felony or crime involving moral turpitude.
e. Change in Control
“Change in Control” means the first of the following to occur after the date of this Agreement:
(1)	Acquisition of Controlling Interest

Any Person becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company’s then outstanding securities. In applying the preceding sentence, securities acquired directly from the Company or its affiliates with the company’s approval by or for the Person shall not be taken into account.

(2)	Change in Board Control

During the term of this Agreement, individuals who constituted the Board as of the date of this Agreement (or their approved replacements, as defined in the next sentence) cease for any reason to constitute a majority of the Board. A new director shall be considered an “approved replacement” director if his or her election (or nomination for election) was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or were themselves approved replacement directors.

(3)	Merger Approved

The shareholders of the Company approve a merger or consolidation of the Company with any other corporation unless: (a) the voting securities of the Company outstanding immediately before the merger or consolidation would continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 75% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; and (b) no Person acquires more than 25% of the combined voting power of the Company’s then outstanding securities.

(4)	Sale of Assets

The shareholders of the Company approve an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

(5)	Liquidation or Dissolution

A complete liquidation or dissolution of the Company.

(6)	Private Transaction

Any transaction or series of transactions not covered in paragraphs (1) through (5) above the result of which is the suspension of the Company’s duty to file reports under the Exchange Act as a result of the remaining number of holders of the Company’s common stock following such transaction or series
f. Code
“Code” means the Internal Revenue Code of 1986, as amended.
g. Company
“Company” means Versar, Inc. and any successor to its business or assets that (by operation of law, or otherwise) assumes and agrees to perform this Agreement. However, for purposes of determining whether a Change in Control has occurred in connection with such a succession, the successor shall not be considered to be the Company.
h. Disability
“Disability” means that, due to physical or mental illness: (i) you have been absent from the full-time performance of your duties with the Company for substantially all of a period of six consecutive months; (ii) the Company has notified you that it intends to terminate you on account of Disability; and (iii) you do not resume the full-time performance of your duties within 30 days after receiving notice of your intended termination on account of Disability.
i. Exchange Act
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
j. Good Reason
“Good Reason” means the occurrence of any of the following without your’ express written consent:
(1)	Demotion

Your duties and responsibilities are substantially and adversely altered from those in effect immediately before the Change in Control (or, with respect to Section 3(b), the Potential Change in Control), other than merely as a result of the Company ceasing to be a public company, a change in your title, or your transfer to an affiliate.

(2)	Pay Cut

Your annual base salary is reduced.

(3)	Relocation

Your principal office is transferred to another location, which increases your one-way commute to work by more than 50 miles, based on your residence when the transfer was announced or, if you consent to the transfer, the Company fails to pay (or reimburse you) for all reasonable moving expenses you incur in changing your principal residence in connection with the relocation and to indemnify you against any loss you may realize when you sell your principal residence in connection with the relocation in an arm’s-

length sale for adequate consideration. For purposes of the preceding sentence, your “loss” will be the difference between the actual sales price of your residence and the higher of: (a) your aggregate investment in the residence; or (b) the fair market value of the residence, as determined by a real estate appraiser designated by you and satisfactory to the Company.

(4)	Breach of Promise

The Company fails to pay you any present or deferred compensation within seven days after it is due.

(5)	Discontinuance of Compensation Plan Participation

The Company fails to continue, or continue your participation in, any compensation plan in which you participated immediately before the Change in Control (or, with respect to Section 3(b), the Potential Change in Control) that is material to your total compensation, unless an equitable substitute arrangement has been adopted or made available on a basis not materially less favorable to you than the plan in effect immediately before the Change in Control (or the Potential Change in Control, if applicable), both as to the benefits you receive and your level of participation relative to other participants.

(6)	Discontinuance of Benefits

The Company stops providing you with benefits that, in the aggregate, are substantially as valuable to you as those you enjoyed immediately before the Change in Control (or, with respect to Section 3(b), the Potential Change in Control) under the Company’s pension, savings, deferred compensation, life insurance, medical, health, disability, accident, vacation, and fringe benefit plans, programs, and arrangements.

(7)	Improper Termination

You are purportedly terminated, other than pursuant to a notice of termination satisfying the requirements of Section 5.

(8)	Notice of Prospective Action

You are officially notified or it is officially announced that the Company will take any of the actions listed above during the Term of this Agreement.
However, an event that is or would constitute Good Reason shall cease to be Good Reason if: (a) you do not terminate employment within 180 days after the event occurs; (b) the Company reverses the action or cures the default that constitutes Good Reason before you terminate employment; or (c) you were a primary instigator of the Good Reason event and the circumstances make it inappropriate for you to receive benefits under this Agreement (e.g., you agree temporarily to relinquish your position on the occurrence of a merger transaction you negotiate). If you have Good Reason to terminate employment, you may do so even if you are on a leave of absence due to physical or mental illness or any other reason.
k. Incentive Compensation
“Incentive Compensation” means the amount of cash and/or securities paid to you under all bonus, incentive or other programs for performance adopted by the Company for its executive officers and other key employees.

l. Management Action
“Management Action” means any event, circumstance, or transaction occurring during the six-month period following a Potential Change in Control that results from the action of a Management Group.
m. Person
“Person” has the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Section 13(d) of that Act, and shall include a “group,” as defined in Rule 13d-5 promulgated thereunder. However, a Person shall not include: (i) the Company or any of its subsidiaries; (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries; (iii) an underwriter temporarily holding securities pursuant to an offering of such securities; or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.
n. Potential Change in Control
“Potential Change in Control” means that any of the following has occurred during the term of this Agreement, excluding any event that is Management Action:
(1)	Agreement Signed

The Company enters into an agreement that will result in a Change in Control.

(2)	Notice of Intent to Seek Change in Control

The Company or any Person publicly announces an intention to take or to consider taking actions that will result in a Change in Control.

(3)	Board Declaration

With respect to this Agreement, the Board adopts a resolution declaring that a Potential Change in Control has occurred.
o. Severance Benefits
“Severance Benefits” means your benefits under Section 6 of this Agreement.
p. Term of this Agreement
“Term of this Agreement” means the period that commences on the date of this Agreement and ends on the earlier of:
(1)	Expiration

March 16, 2008; or

(2)	Change in Control

The last day of the 24th calendar month beginning after the calendar month in which a Change in Control occurred during the Term of this Agreement. After a Change in Control occurs, the end of the Term of this Agreement shall solely be determined under this Section 21 (p )(2).

IN WITNESS WHEREOF, the parties have executed this Agreement as if the date set forth above.

Date	3/21/06	By: Versar, Inc.

/S/ Theodore M. Prociv

President and CEO

Date	3/22/06	/S/ Michael J. Abram

Michael J. Abram
Company notices to you shall be addressed as follows (or in any other manner you notify the Company to use):

5389 Harrow Lane

Fairfax, VA 22030